Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Five9, Inc.:

We consent to the use of our report dated March 3, 2014 (except as to Note 14 to the consolidated financial statements, which is as of April 3, 2014), with respect to the consolidated balance sheets of Five9, Inc. and subsidiaries as of December 31, 2012 and 2013, and the related consolidated statements of operations and comprehensive loss, stockholders’ deficit, and cash flows for each of the years in the three-year period ended December 31, 2013, incorporated herein by reference.

/s/ KPMG LLP

Santa Clara, California

April 3, 2014